UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2010

World Energy Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34289	04-3474959
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

446 Main Street Worcester, Massachusetts	01608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 459-8100

n/a
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

The Company has granted Bond Capital, Ltd. (Bond) an extension, until January 15, 2010, to complete the final tranche of the previously announced purchase of up to $2.5 million of World Energy common stock.

Pursuant to the agreement, the purchasing entity, an affiliate of Bond, acquired $1.0 million of the Company’s common stock at US$2.97 per share on November 5, 2009.  On January 4, 2010, an affiliate of Bond purchased an additional $250,000 of the Company’s stock at US$2.65 per share. The Company has agreed to extend its previous offer to Bond or its designee to purchase up to an additional US$1.25 million of the Company’s common stock until January 15, 2010, with the price per share to be determined at the time of investment. Proceeds from the transaction will be used for general corporate purposes, including supporting the Company’s growth initiatives.

Pursuant to the Bond agreement, the Company has issued a combined total of 431,182 shares of common stock to date representing approximately 5% of its total issued and outstanding shares prior to the initial investment on November 5, 2009.  The sales were unregistered and the sale was conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d)      Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

Date:  January 5, 2010

By: /s/ James Parslow
James Parslow
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 5, 2010